EXHIBIT 10.24
EMPLOYEE NON-DISCLOSURE AND PROPRIETARY INFORMATION
AGREEMENT
     THIS EMPLOYEE NON-DISCLOSURE AND PROPRIETARY INFORMATION AGREEMENT (this “Agreement”) is made as of April 29, 2005 between HazTrain, Inc., a Maryland corporation having its principal business office at 10485 Theodore Greene Blvd., White Plains, MD 20695 (“Employer”) and Timothy J. Czysz, an individual residing at 14707 Banks O’Dee Road, Newburg, MD 20664 (“Employee”).
A. Employer has offered Employee employment as an at-will employee of Employer to perform certain job functions as described in the employee’s offer letter and/ or as given to Employee from time to time by Employee’s supervisor.
B. During the term of employment, the Employee will have access to and become familiar with various trade secrets, confidential and proprietary information, consisting of processes, compilations of information, records, and specifications that are owned by the Employer and that are regularly used in the operation of the Employer’s business.
C. As a condition of Employee’s continuing employment with Employer, Employee has an obligation to Employer to safeguard Employer’s trade secrets
     NOW THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, and in consideration of being employed by Employer, the Employee and Employer agree and acknowledge:
     1. During the course of employment with the Employer there may be disclosed to the Employee certain trade secrets of the Employer and its affiliates, which trade secrets may consist of, but are not necessarily limited to:
          (a) Technical Information, which includes, but is not limited to, methods, processes, formulae, compositions, systems, techniques, inventions, machines, computer programs and research projects;
          (b) Business Information, which includes, but is not limited to, customer lists, pricing data, sources of supply, financial data and marketing, production, or merchandising systems or plans, and trade secrets of Employer as contained in designs, algorithms, computer programs and code, business processes, methods, processes, machines, devices, systems, formulas, manufactures, compositions, or otherwise, or which the Employer has received in confidence from others;
          (c) Proprietary Information, which includes, but is not limited to, any information not generally known or previously published by Employer or any of its affiliates that relates to the business of the Employer and/or any of its affiliates and that gives or is intended to give the Employer and/or any of its affiliates an advantage over its

Timothy J. Czysz	Employee Initials: ___
HazTrain, Inc.
Employee Non-Disclosure and Proprietary Information Agreement

and their respective competitors who do not have the information, and which Proprietary Information includes but is not limited to, trade secrets and other secret information relating to marketing plans, products, formulas processes, manufacturing techniques, personnel information, financial data, production information, software, and other Business Information and Technical Information and other similar information.
     2. Except as may required by the proper performance of the Employee’s job or legal obligations following the obtaining of an opinion of counsel, Employee will not during, or at any time after the termination of his or her employment with the Employer, use or misuse for himself, herself or others, or disclose or divulge to others including future employees, any Business Information, Technical Information or Proprietary Information of the Employer or any of its affiliates in violation of this Agreement and without first obtaining the written consent of the Employer signed by an officer of the Employer holding a title of Vice President or above. Employee understands and agrees that violation of this Agreement is grounds for termination of Employee’s employment. This provision shall not apply to any information which is now in, or subsequently comes into, the public domain and not under an obligation of confidentiality provided that the Employee has not disclosed or caused to be disclosed such information so as to make it public. The Employee acknowledges and agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer and its affiliates, whether prepared by the Employee or otherwise coming into his or her possession, shall remain the exclusive property of the Employer and/or its affiliates and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer signed by a Vice President or above.
     3. Upon the termination of Employee’s employment from the Employer, Employee shall return to the Employer all documents and property of the Employer, including but not necessarily limited to: drawings, blueprints, reports, manuals, correspondence, customer lists, computer programs, and all other materials and all copies thereof relating in any way to the business of the Employer and/or any of its affiliates, or in any way obtained by me during the course of employment, and Employee further agrees that he or she shall not retain copies, notes or abstracts of the foregoing.
     4. The Employer may notify any future or prospective employer or third party of the existence of this Agreement. Employee agrees that all of the information covered by this Agreement is of such a nature that any violation of this Agreement will cause irreparable harm to Employer that will not be cured by money damages alone. Accordingly, Employee agrees that Employer shall have the right to obtain an injunction to enforce its rights under this Agreement.
     5. The obligations of Employee under this Agreement shall continue beyond the termination of employment with respect Proprietary Information received by Employee during the period of employment and shall be binding upon Employee’s assigns, executors, administrators, and legal representatives.

Timothy J. Czysz	Employee Initials: ___
HazTrain, Inc.
Employee Non-Disclosure and Proprietary Information Agreement

     6. This Agreement supersedes and replaces any existing agreement, written or otherwise, entered into by Employee and Employer relating generally to the same subject matter.
     7. This Agreement shall be construed, applied and governed in all respects by the laws of the State of Maryland, United States of America, for contracts executed and wholly performed therein without regard to conflicts of law principles.
     8. The Employee acknowledges and represents that the Employee has had opportunity to review this Agreement (with counsel, if so desired) and that the Employee understands the terms of this Agreement and the Employee’s obligations hereunder.
IN WITNESS WHEREOF, the Employer and Employee have executed this Employee Non-Disclosure and Proprietary Information Agreement as of the date first above written.

EMPLOYER:	HAZTRAIN, INC.

	By:	/s/ Eric S. Galler

	Name:	Eric S. Galler

	Title:	Secretary

EMPLOYEE:	By:	/s/ Timothy J. Czysz

	Name:	Timothy J. Czysz

Timothy J. Czysz	Employee Initials: ___
HazTrain, Inc.
Employee Non-Disclosure and Proprietary Information Agreement
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